Exhibit 99.1

Novavax Appoints Gail Boudreaux to Board

Gaithersburg, Md., June 18, 2015 – Novavax, Inc., (Nasdaq: NVAX) a clinical-stage vaccine company focused on the discovery, development and commercialization of recombinant nanoparticle vaccines and adjuvants, today announced the appointment of Gail K. Boudreaux to its Board of Directors.

“We are delighted to welcome Gail to Novavax’ Board,” said Stanley C. Erck, President and CEO of Novavax. “Her outstanding leadership and business experience will be important to our continued growth and success. Gail’s insight on health payors will be particularly important as we continue to move towards commercialization of our vaccines.”

Ms. Boudreaux most recently served as the Executive Vice President of UnitedHealth Group from May 2008 until February 2015 and was the Chief Executive Officer of UnitedHealthcare from January 2011 to November 2014. Her extensive experience includes more than 30 years of service across a broad spectrum of health care operations. Ms. Boudreaux is currently a director of Zimmer Holdings, Inc. and Xcel Energy Inc. and a trustee of Dartmouth College. Ms. Boudreaux holds a Master of Business Administration degree in finance and health care administration from the Columbia Business School and a bachelor’s degree in psychology from Dartmouth College. She has been honored as one of Fortune’s 50 Most Powerful Women in American Business for the last six years and was recognized by Modern Healthcare as one of the Top 25 Women in Healthcare.

“I am very happy to be joining Novavax at such an exciting time,” said Ms. Boudreaux. “I look forward to helping the company achieve its goal to develop and deliver safe and effective vaccines to improve global heath.”

About Novavax

Novavax, Inc. (Nasdaq:NVAX) is a clinical-stage vaccine company committed to delivering novel products to prevent a broad range of infectious diseases. Our recombinant nanoparticles and Matrix-M™ adjuvant technology are the foundation for groundbreaking innovation that improves global health through safe and effective vaccines. Additional information about Novavax is available on the Company's website, novavax.com.

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Contact:	Novavax, Inc.

Barclay A. Phillips

SVP, Chief Financial Officer and Treasurer

Andrea N. Flynn, Ph.D.

Senior Manager, Investor Relations

ir@novavax.com

240-268-2000

Russo Partners, LLC

David Schull

Todd Davenport, Ph.D.

david.schull@russopartnersllc.com

todd.davenport@russopartnersllc.com

212-845-4271